Exhibit 4.9

TIVO INC.

STOCK RESTRICTION AGREEMENT

THIS STOCK RESTRICTION AGREEMENT (the “Agreement”), is made and entered into as of this 12th day of January, 2004 by and between Adam Doppelt (“Stockholder”) and TiVo Inc., a Delaware Corporation (the “Company”) and shall be effective as of the Closing Date of the merger of Trojan Acquisition, Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of the Company, with and into Strangeberry Inc., a Delaware corporation (“Strangeberry,” and such merger, the “Merger”), as such date is defined in that certain Agreement and Plan of Merger by and among the Company, Merger Sub and Strangeberry dated as of January 12, 2004 (the “Merger Agreement”).

WITNESSETH:

WHEREAS, the Company, Merger Sub, and Strangeberry desire to enter into the Merger Agreement, which provides for the terms and conditions of the Merger;

WHEREAS, as an inducement for the Company and Merger Sub to enter into the Merger Agreement, certain Strangeberry employees agreed to enter into this Agreement; and

WHEREAS, the Company’s Board of Directors has determined that it is in the Company’s best interests to restrict certain stock issued to Stockholder upon consummation of the Merger as set forth in the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Defined Terms.

Any capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall mean (i) Stockholder’s refusal or willful and continued failure to substantially perform Stockholder’s duties with the Company; (ii) Stockholder’s refusal or willful and continued failure to substantially follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board, (iii) Stockholder’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company, or (iv) Stockholder’s conviction of, or plea of guilty or no contest to, the commission of a felony.

(c) “Change in Control” shall mean (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a sale by the stockholders of the Company of the voting stock of the Company to another Company and/or its subsidiaries that results in the ownership by such Company and/or its subsidiaries of eighty percent (80%) or more of the combined voting power of all classes of the voting stock of the Company entitled to vote; (iii) a merger or consolidation in which the Company is not the surviving Company or (iv) a reverse merger in which the Company is the surviving Company but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” shall mean the common stock of the Company.

(f) “Good Reason” shall mean (i) a material reduction in the nature or scope of Stockholder’s responsibilities, or the assignment to him of duties that are materially inconsistent with his position (in each case as compared to Stockholder’s responsibilities, duties or position immediately after the Merger); (ii) the Company’s material reduction of Stockholder’s annual base salary or bonus opportunity, each as in effect immediately after the Merger (other than a reduction in salary or bonus opportunity which is part of, and generally consistent with, a general reduction of similarly situated employees’ salaries and/or bonus opportunities); (iii) the relocation of the Company’s offices at which Stockholder is principally employed immediately following the Merger such that Stockholder’s one-way daily commute from Stockholder’s principal residence to the Company’s offices at which Stockholder is principally employed is increased by more than fifty (50) miles; or (iv) a Change in Control of the Company.

(g) “Restricted Stock” shall mean shares of Common Stock issued to Stockholder upon the consummation of the Merger and made subject to restrictions under this Agreement.

2. Acquisition of Stock/ 83(b) Election.

(a) Upon consummation of the Merger, all of the shares of Strangeberry common stock held by Stockholder (or common stock issued upon conversion of Stockholder’s preferred stock) shall be exchanged for Common Stock as set forth in Section 2.6 of the Merger Agreement and shall become subject to this Agreement and the restrictions set forth herein (the “Restrictions”). To the extent that this Agreement conflicts with the terms of the Founder Stock Purchase Agreement, dated April 30, 2002, between Strangeberry and the Stockholder, the terms of this Agreement will govern.

(b) Within 30 days after the Closing Date, Stockholder shall make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code (an “Election”) and the regulations promulgated thereunder to include in gross income for the taxable year in which the Closing Date occurs the excess, if any, of the fair market value of the Common Stock over the amount paid (within the meaning of Section 83(b)(1)(B) of the Internal Revenue Code and the regulations promulgated thereunder) for such Common Stock. The Stockholder represents that Stockholder has consulted any tax consultant(s) that Stockholder deems advisable in connection with the acquisition of the Common Stock or the filing of an Election. THE STOCKHOLDER ACKNOWLEDGES THAT IT IS THE

STOCKHOLDER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION, EVEN IF THE STOCKHOLDER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE STOCKHOLDER’S BEHALF.

3. Legend.

(a) To insure the availability for delivery of Stockholder’s Restricted Stock, Stockholder hereby appoints the secretary, or any other person designated by the Company as escrow agent, as its attorney-in-fact to sell, assign and transfer unto the Company such Restricted Stock and shall, upon effectiveness of this Agreement, deliver and deposit with the secretary of the Company, or such other person designated by the Company, any share certificates representing the Restricted Stock, together with the stock assignment duly endorsed in blank, attached hereto as Exhibit A, or if such person designated is the Company’s transfer agent, such shares shall be held electronically by the transfer agent in an account for such shares for the Stockholder to be released upon request by the Company. The Restricted Stock and stock assignment shall be held by the secretary in escrow, pursuant to the Escrow Instructions attached as Exhibit B hereto, until the Restricted Stock is forfeited or until the Restrictions lapse, or until such time as this Agreement no longer is in effect. Upon the lapse of the Restrictions on the Restricted Stock, the escrow agent shall upon request deliver or direct the Company’s transfer agent to deliver to Stockholder the certificate or certificates representing such Restricted Stock in the escrow agent’s or transfer agent’s possession belonging to Stockholder, and the escrow agent shall be discharged of all further obligations hereunder; provided, however, that the escrow agent or, upon direction from the escrow agent, the Company’s transfer agent, shall nevertheless retain such certificate or certificates as escrow agent (or transfer agent) if so required pursuant to other restrictions imposed pursuant to this Agreement.

(b) In the event that share certificates representing the Restricted Stock are generated prior to the applicable vesting and release date, such certificate will bear a legend in substantially the form set forth below.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT BY AND BETWEEN TIVO INC.(THE “COMPANY”) AND THE HOLDER OF THE SECURITIES. PRIOR TO LAPSE OF RESTRICTIONS AND VESTING OF OWNERSHIP IN THE SECURITIES, THEY MAY NOT BE DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES. COPIES OF THE ABOVE REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF THE COMPANY AT 2160 GOLD STREET, ALVISO, CA 95002.

4. Restrictions.

The Stockholder shall have all rights and privileges of a stockholder of the Company with respect to the Restricted Stock, including voting rights and the right to receive dividends paid with respect to such shares, except that the following Restrictions shall apply:

(a) Notwithstanding anything herein to the contrary, if Stockholder terminates service with the Company or a Subsidiary as an employee or consultant for any reason other than his termination by the Company or such Subsidiary without Cause or his voluntary termination for Good Reason, all Restricted Stock as to which the Restrictions have not lapsed according to Section 5 hereof as of the date of such termination shall immediately be forfeited and shall be transferred to the Company for no additional consideration.

(b) No Restricted Stock subject to restriction or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Stockholder or his/her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 4(b) shall not prevent transfers by will or by the applicable laws of descent and distribution.

5. Lapse of Restrictions.

The restrictions set forth in Section 4 on shares of Restricted Stock shall lapse upon satisfaction of the following, provided that Stockholder provides continuous service to the Company or a Subsidiary through each of the following dates:

(a) The Restrictions will lapse with respect to 25% of the shares of Restricted Stock on the six-month anniversary of the Closing Date;

(b) The Restrictions will lapse with respect to 25% of the shares of Restricted Stock on the first anniversary of the Closing Date; and

(c) The Restrictions will lapse with respect to the remaining 50% of the shares of Restricted Stock in substantially equal installments on the last day of each month during the twelve-month period commencing with the first anniversary of the Closing Date, such that the Restriction will lapse with respect to 100% of the shares of Restricted Stock on the second anniversary of the Closing Date.

Notwithstanding anything to the contrary herein, the Restrictions will lapse on 100% of the shares of Restricted Stock on the date of any termination of Stockholder’s employment by the Company or a Subsidiary without Cause or by Stockholder for Good Reason.

6. Adjustments upon Changes in Capitalization, Merger or Asset Sale.

(a) Adjustments to Shares. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Board’s sole discretion, affects the Common Stock such that an adjustment is determined by the Board to be appropriate, the Board is authorized, either by the terms of the Agreement or by action taken prior to the occurrence of such transaction or event and either automatically or upon Stockholder’s request to take any one or more of the following actions whenever the Board determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement:

(i) Adjust the number and kind of shares (or other securities or property) subject to this Agreement;

(ii) Provide that such Restricted Stock be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; or

(iii) Provide that immediately upon the consummation of such event the Restrictions imposed under this Agreement, some or all shares of such Restricted Stock may cease to be subject to forfeiture, notwithstanding anything to the contrary in the Agreement.

(b) The existence of this Agreement shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. No Right to Continued Employment.

Nothing in this Agreement shall confer upon Stockholder any right to continue in the employment or other service of the Company, any parent or any Subsidiary or shall interfere with or restrict in any way the rights of the Company, any parent or any Subsidiary, which are hereby expressly reserved, to discharge Stockholder at any time for any reasons whatsoever, with or without Cause.

8. Miscellaneous.

(a) This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

(b) The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.

(c) The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

(d) This Agreement constitutes the entire agreement between the parties hereto with respect to the Restricted Stock granted herein.

(e) Except as otherwise herein provided, this Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and of Stockholder and Stockholder’s personal representatives.

(f) Notices required hereunder shall be given in person or by registered mail to the address of Stockholder shown on the records of the Company, and to the Company at its principal executive office.

(g) The Stockholder has reviewed with Stockholder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Stockholder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Stockholder understands that he (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

(h) Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

(i) This Agreement shall automatically terminate in the event the Merger Agreement terminates prior to the consummation of the Merger.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

TIVO INC.

By:	/s/ Michael Ramsay
Name:	Michael Ramsay
Title:	Chief Executive Officer

STOCKHOLDER

/s/ Adam Doppelt
Name: Adam Doppelt